Exhibit 23.2

Consent of Ernst & Young LLP

Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-177832) and related Prospectus of Fusion-io, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated October 21, 2011, with respect to the financial statements of IO Turbine, Inc. included in Fusion-io, Inc.’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on October 26, 2011.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 16, 2011